Exhibit 10.6

Glenn MacNeil MacKov Investments Limited 1554 Jarvie Crescent Milton, Ontario Canada L9T 5Z3	March 28, 2011

Re:	Stock Reconciliation

Dear Glenn:

This letter will serve to confirm our understanding and agreement for the issuance of additional shares of Hewitt Petroleum, Inc. (“HPI”) to you as follows:

WHEREAS, you have purchased HPI common stock from Douglas C. Hewitt individually for a total of $121,550, and you have purchased HPI common stock from HPI directly for a total of $663,892.51 (an aggregate investment equal to  $785,442.51 in cash) for which you have been issued 3,945,250 shares; and

WHEREAS, there was an agreement and understanding between us that if HPI sold any stock for a price less than you had previously paid, that you could elect to have your total stock investment be re-priced on a one-time basis, and additional shares issued to reflect such lower stock price; and

WHEREAS, as of the date of this agreement HPI is selling its stock at $0.10 per share.

NOW THEREFORE, in consideration of the above recitals, in order to reconcile the total investment set forth above with such lower price on a one-time basis, the parties hereby agree to the  make the following transfer and issuance of an aggregate of 3,909,150 HPI shares, respectively:

1.  Douglas C. Hewitt shall transfer to you 672,500 shares of HPI common stock; and

2.  HPI shall issue to you an additional 3,236,650 shares of common stock.

HEWITT PETROLEUM, INC.

By:	/s/ Douglas C. Hewitt
Douglas C. Hewitt, President

/s/ Douglas C. Hewitt
Douglas C. Hewitt, Individually

ACCEPTED & AGREED:
MacKov Investments Limited

By:	/s/ Glenn MacNeil	Dated: March 28, 2011
Glenn MacNeil

15 W. SOUTH TEMPLE, SUITE 1050, SALT LAKE CITY, UTAH 84101 • OFFICE 801.519.8500